Horizon Technology Finance Provides

Investment Portfolio Update for Second Quarter 2013

Company Increases Investment Activity; New Loans Funded Total $29.1 Million

FARMINGTON, Conn., July 9, 2013 – Horizon Technology Finance Corporation (NASDAQ: HRZN) ("Horizon"), a leading specialty finance company that provides secured loans to venture capital and private equity backed development-stage companies in the technology, life science, healthcare information and services, and clean-tech industries, today provided a portfolio update for the second quarter of 2013.

“Horizon successfully executed on its investment strategy during the second quarter, funding a total of $29.1 million in venture loans to seven new portfolio companies and three existing portfolio companies across its target markets,” said Gerald A. Michaud, President of Horizon. “While a majority of the fundings occurred later in the quarter, a typical trend within our industry, we are pleased with our strong investment activity during the second quarter and first half of 2013. Going forward, we will maintain our focus on taking advantage of select market opportunities that meet management’s underwriting and return criteria.”

New Loans Funded

New loans funded during the second quarter of 2013 totaled approximately $29.1 million. During the second quarter of 2013, Horizon provided funding to the following new and existing portfolio companies:

•	$3.5 million to a new portfolio company, Inotek Pharmaceuticals Corporation, a developer of innovative drug candidates to address significant diseases of the eye, with a major focus on glaucoma.
•	$1.1 million to an existing portfolio company, Mitralign, Inc., a developer of an innovative catheter based technology for percutaneous treatment of mitral regurgitation.
•	$2.0 million to a new portfolio company, New Haven Pharmaceuticals, Inc., a developer of prescription pharmaceuticals that utilize currently marketed drugs or active pharmaceutical ingredients generally recognized as safe for use in therapeutic applications.
•	$3.0 million to a new portfolio company, NexPlanar, Inc., a developer of next generation chemical mechanical planarization (CMP) pads for the semiconductor device industry.
•	$1.0 million to an existing portfolio company, Raydiance, Inc., a developer of precision manufacturing solutions enabled by femtosecond laser technology.
•	$3.0 million to a new portfolio company, Rypos, Inc., a developer of intelligent emissions reduction solutions with its patented electrically self-regenerating filters and proprietary catalytic technologies.
•	$6.0 million to a new portfolio company, a developer of next generation, high performance enterprise storage appliances for data driven organizations.
•	$5.0 million to a new portfolio company, a provider of Carrier Ethernet solutions for the metro edge.
•	$3.0 million to an existing portfolio company, a developer of cloud solutions for secure enterprise mobile device and application management.
•	$1.5 million to a new portfolio company, a provider of cloud-based financial assurance and predictive analytics solutions for communications service providers.

Refinanced Principal Balances, Early Principal Payoffs, and Principal Payments Received

During the quarter ended June 30, 2013, Horizon had no refinanced principal balances and experienced early pay-offs of principal totaling $19.3 million, compared to no refinanced balances and no early pay-offs during the first quarter of 2013. During the quarter ended June 30, 2013, Horizon received principal payments on investments totaling $8.7 million compared to the quarter ended March 31, 2013, wherein Horizon received principal payments on investments totaling $10.0 million.

Commitments

During the quarter ended June 30, 2013, Horizon closed new loan commitments totaling $33.5 million to seven companies, compared to the quarter ended March 31, 2013, wherein Horizon closed new loan commitments totaling $25.5 million to five companies.

Pipeline

As of June 30, 2013, Horizon's unfunded loan approvals and commitments ("Committed Backlog") were $19.0 million to 10 companies, compared to a Committed Backlog of $14.6 million to nine companies as of March 31, 2013. While Horizon's portfolio companies have discretion whether to draw down such commitments, in some cases, the right of a company to draw down its commitment is subject to the portfolio company achieving specific milestones.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a business development company that provides secured loans to development-stage companies backed by established venture capital and private equity firms within the technology, life science, healthcare information and services, and clean-tech industries. The investment objective of Horizon is to maximize total risk-adjusted returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants to purchase the equity of portfolio companies. Headquartered in Farmington, Connecticut, with regional offices in Walnut Creek, California and Reston, Virginia, Horizon is externally managed by its investment advisor, Horizon Technology Finance Management LLC. Horizon’s common stock trades on the NASDAQ Global Select Market under the ticker symbol “HRZN.” In addition, Horizon’s 7.375% Senior Notes due 2019 trade on the New York Stock Exchange under the ticker symbol “HTF.” To learn more, please visit www.horizontechnologyfinancecorp.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:
Horizon Technology Finance Corporation	Investor Relations and Media Contacts:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Michael Cimini / Leon Berman
(860) 676-8653	(212) 477-8261 / (212) 477-8438
chris@horizontechfinance.com	mcimini@igbir.com / lberman@igbir.com